Corriente Resources Inc.
(A Development Stage Enterprise)

Consolidated Financial Statements
As at December 31, 2007 and 2006 and for the
years ended December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of Corriente Resources Inc. ("the company") have been prepared by management in accordance with accounting principles generally accepted in Canada, and within the framework of the summary of significant accounting policies in these consolidated financial statements.

A system of internal accounting control is maintained by management in order to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management’s authorization. This system includes established policies and procedures, the selection and training of qualified personnel and an organization providing for appropriate delegation of authority and segregation of responsibilities.

The Audit Committee of the Board of Directors meets periodically with management and the company’s independent auditors to review the scope and results of their annual audit and to review the consolidated financial statements and related financial reporting and control matters prior to submitting the consolidated financial statements to the Board of Directors for approval.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP on behalf of the shareholders and their report follows.

"Kenneth R. Shannon"	"Darryl F. Jones"

President & Chief Executive Officer	Chief Financial Officer
Vancouver, British Columbia
March 26, 2008

Management’s Report on Internal Control over Financial Reporting

The management of Corriente Resources Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. The United States Securities and Exchange Act of 1934 in Rule 13a-15(f ) and 15d-15(f ) defines this as a process designed by, or under the supervision of, the company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

  Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that may have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the company’s internal control over financial reporting as at December 31, 2007. In making this assessment, the company’s management used the criteria, established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based upon this assessment, management concluded that the company’s internal control over financial reporting was effective as at December 31, 2007.

The effectiveness of the company’s internal control over financial reporting as at December 31, 2007 has been audited by PricewaterhouseCoopers LLP, our independent auditors, as stated in their report which appears herein.

"Kenneth R. Shannon"	"Darryl F. Jones"

President & Chief Executive Officer	Chief Financial Officer
Vancouver, British Columbia
March 26, 2008

Independent Auditors’ Report

To the Shareholders of Corriente Resources Inc.

We have completed an integrated audit of Corriente Resources Inc.’s 2007 consolidated financial statements and of its internal control over financial reporting as at December 31, 2007, and audits of its 2006 and 2005 consolidated financial statements. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Corriente Resources Inc. as at December 31, 2007 and 2006, and the related consolidated statements of changes in shareholders’ equity, statements of loss, comprehensive loss and deficit and statements of cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company as at December 31, 2007 and December 31, 2006, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2007, in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Corriente Resources Inc.’s internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). The company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying "Management’s Report on Internal Control over Financial Reporting". Our responsibility is to express an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

"PricewaterhouseCoopers LLP"

Chartered Accountants
Vancouver, British Columbia
March 26, 2008

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Balance Sheets
As at December 31, 2007 and 2006
(expressed in Canadian dollars)

	2007	2006
Assets
Current assets
Cash and cash equivalents	$93,272,082	$127,110,679
Accounts receivable and prepayments	338,859	213,856
Convertible loan (note 3)	460,994	–
	94,071,935	127,324,535
Long-term assets
Mineral properties (note 3)	77,778,685	61,249,060
Plant and equipment (note 4)	1,914,221	2,490,457
Other assets (note 5)	4,260,397	4,933,384
	83,953,303	68,672,901
TOTAL ASSETS	$178,025,238	$195,997,436

Liabilities
Current liabilities
Accounts payable relating to mineral properties	$1,656,158	$6,448,508
Other accounts payable and accrued liabilities	222,338	263,871
Accounts payable relating to plant and equipment	-	547,638
	1,878,496	7,260,017
Shareholders’ Equity
Share capital (note 6 (b))	234,437,635	233,552,783
Options (note 6 (c))	3,736,352	2,584,710
Contributed surplus	1,378,499	993,697
Deficit	(63,405,744)	(48,393,771)
	176,146,742	188,737,419
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$178,025,238	$195,997,436

Nature of operations – note 1
Commitments – note 3

Approved by the Board of Directors

"Kenneth Shannon"	Director	"Anthony Holler"	Director

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)
	Common Shares		Estimated Fair Value
	Number	Share Capital	Options	Share Purchase Warrants	Contributed Surplus	Deficit	Total Shareholder's Equity
Balance at December 31, 2004	45,421,393	83,525,397	$1,655,163	$96,455	$930,660	$(46,452,660)	$39,755,015
Common shares issued for cash pursuant to private placements, net of issue costs	7,605,000	27,853,364	–	–	–	–	27,853,364
Common shares issued for cash pursuant to exercise of options (note 6 (c))	475,000	435,250	–	–	–	–	435,250
Common shares issued for cash pursuant to exercise of warrants	250,000	200,000	–	–	–	–	200,000
Fair value of options exercised (note 6 (c))	–	257,189	(257,189)	–	–	–	–
Fair value of warrants exercised	–	96,455	–	(96,455)	–	–	–
Stock based compensation expense on unexercised options (note 6 (c))	–	–	1,224,274	–	–	–	1,224,274
Loss for the year ended December 31, 2005	–	–	–	–	–	(3,344,139)	(3,344,139)

Balance at December 31, 2005	53,751,393	112,367,655	2,622,248	–	930,660	(49,796,799)	66,123,764
Common shares issued for cash pursuant to private placements, net of issue costs	19,231,000	117,662,735	–	–	–	–	117,662,735
Common shares issued for cash pursuant to exercise of options (note 6 (c))	1,770,000	2,354,950	–	–	–	–	2,354,950
Fair value of options exercised (note 6 (c))	–	1,167,443	(1,167,443)	–	–	–	–
Fair value of options forfeited (note 6 (c))	–	–	(63,037)	–	63,037	–	–
Stock based compensation on unexercised options (note 6 (c))	–	–	1,192,942	–	–	–	1,192,942
Income for the year ended December 31, 2006	–	–	–	–	–	1,403,028	1,403,028

Balance at December 31, 2006	74,752,393	233,552,783	2,584,710	–	993,697	(48,393,771)	188,737,419
Stock based compensation on unexercised options (note 6 (c))	–	–	1,829,296	–	–	–	1,829,296
Common shares issued for cash pursuant to exercise of options	175,000	592,000	–	–	–	–	592,000
Fair value of options exercised (note 6 (c))	–	292,852	(292,852)	–	–	–	–
Fair value of options expired (note 6 (c))			(277,180)		277,180		–
Fair value of vested options forfeited (note 6 (c))	–	–	(107,622)	–	107,622	–	–
Loss for the year ended December 31, 2007	–	–	–	–	–	(15,011,973)	(15,011,973)

Balance at December 31, 2007	74,927,393	234,437,635	$3,736,352	$–	$1,378,499	$(63,405,744)	$176,146,742

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Loss, Comprehensive Loss and Deficit
For the years ended December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

	2007	2006	2005
Administration

Management fees, wages, benefits & stock-based compensation	$1,608,536	$1,458,749	1,811,185
Legal, accounting and regulatory	1,007,207	729,214	205,285
Corporate development and shareholder expenses	517,537	473,799	435,596
Office and related	245,466	234,463	172,617
Other	119,314	52,906	15,296
	3,498,060	2,949,131	2,639,979
Other expenses (income)
Foreign exchange loss (gain) (note 11)	15,538,886	(58,667)	9,379
Interest income	(5,110,775)	(3,994,855)	(209,422)
Severance costs	1,256,626	–	–
Gain on sale of assets	(110,824)	–	(1,970,320)
Management fees (note 7)	(60,000)	–	–
(Gain) loss on sale of marketable securities (note 11)	–	(336,253)	96,877
General exploration	–	37,616	38,535
Write-down of deferred power project costs	–	–	2,739,111
	11,513,913	(4,352,159)	704,160
Loss (earnings) and comprehensive loss (earnings) for the year	15,011,973	(1,403,028)	3,344,139
Deficit – beginning of year	48,393,771	49,796,799	46,452,660
Deficit – end of year	$63,405,744	$48,393,771	49,796,799
Loss (earnings) per share
Basic and diluted	$0.20	$(0.02)	$0.07
Weighted average number of shares outstanding
Basic and diluted	74,844,105	66,603,215	45,825,859

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Consolidated Statements of Cash Flows
For the years ended December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)
	2007	2006	2005
Cash flows from (applied to) operating activities
(Loss) / earnings for the period	$(15,011,973)	$1,403,028	(3,344,139)
Items not affecting cash
Stock-based compensation	699,251	567,734	1,224,274
Depreciation	27,753	19,291	15,296
Interest (note 3)	(24,855)	–	–
Loss (gain) on sale of marketable securities	–	(336,253)	96,877
Write-down of deferred power project costs	–	–	2,739,111
Gain on sale of assets	–	–	(1,882,000)
Changes in non-cash working capital
Accounts receivable and prepayments	(133,313)	(57,040)	(61,483)
Accounts payable and accrued liabilities	320,006	(325,827)	54,244
	(14,123,131)	1,270,933	(1,157,820)
Cash flows from (applied to) investing activities
Mineral property costs	(18,544,827)	(21,553,066)	(8,642,746)
Payments to acquire plant and equipment	(1,473,248)	(1,882,845)	(154,859)
Convertible loan, net of interest (note 3)	(436,139)	–	–
Other assets (note 5)	240,208	(3,518,971)	–
Cash balance of spun-off company (note 3)	(93,460)	–	–
Proceeds from sale of marketable securities	–	336,253	2,339,123
Deferred power project costs	–	–	(1,034,449)
Deposit	–	–	–
	(20,307,466)	(26,618,629)	(7,492,931)
Cash flows from (applied to) financing activities
Proceeds from issuance of share capital, net of issue costs	592,000	120,017,685	28,488,614
Repayment of long-term debt	–	–	–
	592,000	120,017,685	28,488,614
Increase (decrease) in cash and cash equivalents	(33,838,597)	94,669,989	19,837,863
Cash and cash equivalents – beginning of year	127,110,679	32,440,690	12,602,827
Cash and cash equivalents – end of year	$93,272,082	$127,110,679	32,440,690

Supplemental cash flow information (note 10)

The accompanying notes are an integral part of these consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

1 Nature of operations

Corriente Resources Inc. and its subsidiaries (collectively, "Corriente" or "the company") are engaged in the exploration and development of mineral properties in Ecuador, South America. The company considers itself to be a development stage enterprise.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that current exploration and development programs will result in profitable mining operations. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, receipt of necessary permits and regulatory approvals, the ability of the company to obtain financing to complete its development and future profitable operations or sale of the properties. The investment in and expenditures on mineral properties comprise a significant portion of the company’s assets.

2 Significant accounting policies

Basis of presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada, which as described in note 12, differ in certain respects from GAAP in the United States of America.

Basis of consolidation

The consolidated financial statements include the accounts of the company, its subsidiaries, all of which are wholly-owned, and any variable interest entities ("VIEs") where the company is the primary beneficiary. The company has determined that it does not have any VIEs as at December 31, 2007 and 2006. All significant inter-company balances have been eliminated.

Mineral properties

The company capitalizes all costs related to investments in mineral property interests on a property-by-property basis. Such costs include mineral property acquisition costs, exploration and development expenditures. The company also capitalizes the costs for future income taxes related to mineral property costs that will not be eligible for deduction against future taxable income.

The amounts shown for mineral property acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Mineral property expenditures will be amortized over the useful lives of the properties upon commencement of commercial production or written down to fair value if the properties are abandoned, become impaired or the claims allowed to lapse.

The acquisition of title to mineral properties is a complicated and uncertain process. The company has taken steps, in accordance with industry standards, to verify mineral properties in which it has an interest. Although the company has made efforts to ensure that legal title to its properties is properly recorded in the name of the company, there can be no assurance that such title will ultimately be secured.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

Plant and equipment

Plant and equipment is stated at cost. Depreciation of plant and equipment is provided on a declining-balance basis over their estimated useful lives at annual rates of between 5% and 100%, commencing when the related asset is available for use.

Asset impairment

When events or changes in circumstances indicate that the carrying amounts of the related mineral properties, plant and equipment may not be recoverable, management of the company reviews and evaluates the carrying value of each asset for impairment. If the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset, an impairment loss is measured and assets are written down to fair value which is normally the discounted value of future cash flows. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether carrying value can be recovered by considering alternative methods of determining fair value. When it is determined that an asset is impaired, it is written down to its estimated fair value in accordance with the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3063 "Impairment of Long-Lived Assets".

Management’s estimates of mineral prices, mineral resources, foreign exchange, production levels and operating, capital and reclamation costs are subject to risks and uncertainties that may affect the determination of the recoverability of deferred mineral property costs. Although management has made its best estimate of these factors, it is possible that material changes could occur that may adversely affect management’s estimate of the net cash flows to be generated from its properties.

Cash and cash equivalents

Cash and cash equivalents comprise cash on deposit with banks and highly liquid short-term interest bearing investments with a term to maturity at the date of purchase of 90 days or less from the date of acquisition.

Marketable securities

Marketable securities are recorded at their fair value on the date of receipt and are classified as available-for-sale or held for trading. The fair value of the securities is adjusted at each subsequent balance sheet date and the resulting unrealized gains or losses are included in other comprehensive income or net income for the period.

Foreign currency translation

As at December 31, 2007, the Canadian dollar is the functional currency of the company.

The company’s subsidiaries are considered integrated foreign operations and their financial statements are translated into Canadian currency, the parent company’s functional currency, using the temporal method. Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates; revenue and expense items are translated at the average rate of exchange for the period, except for depreciation, which is translated at the same rate as the assets to which they relate. Translation gains and losses are reflected in the company’s reported income or loss for the period.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

Income taxes

Income taxes are calculated using the asset and liability method. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax assets and liabilities are measured using tax rates and laws that are expected to apply when the temporary differences are expected to reverse. Assets are recognized only to the extent it is more likely than not that they will be realized. A valuation allowance is provided against future income tax assets to the extent it is considered not likely that the future income tax assets will be realized.

Loss (earnings) per share

Loss (earnings) per share is presented for basic and diluted loss (income). Basic loss (earnings) per share is computed by dividing income or loss by the weighted average number of outstanding common shares for the year. The computation of diluted earnings per share reflects the dilutive effect of the exercise of stock options and warrants outstanding as at year-end using the treasury stock method. In years of loss, basic and diluted loss per share are the same because the effect of potential issuances of shares under options and warrants would be anti-dilutive.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in determining possible impairment of mineral property costs, the fair values of stock options and financial instruments, asset retirement obligations and future income tax assets. The company evaluates its estimates on an on-going basis and bases them on various assumptions that are believed to be reasonable under the circumstances. The company’s estimates form the basis for making judgments about the carrying value for assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates. Should the company be unable to meet its ongoing obligations, the realizable value of its assets may decline materially from current estimates.

Stock-based compensation plan

The company has a stock-based compensation plan as described in note 6 (c).

The company applies the fair value method of accounting for all stock options granted pursuant to CICA Handbook Section 3870, which established standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments. Under this method, stock-based compensation on options granted to employees, directors and consultants is recorded as an expense or capitalized to mineral properties (for grants to individuals working directly on mineral projects) over the vesting period of the respective options, ranging from terms of up to 48 months, based on the estimated fair value at the measurement date using the Black-Scholes Option Pricing Model.

Asset retirement obligations

The company accounts for asset retirement obligations ("ARO") by recognizing the fair value of a liability for an ARO in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are recorded to the capitalized carrying amount of the related long-lived asset. The company has determined that it has no material ARO’s at December 31, 2007 and 2006.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

Comparative figures

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

The company has adopted the following CICA standards effective January 1, 2007:

Financial instruments

CICA Section 3855, Financial Instruments - Recognition and Measurement, requires that all financial assets, except those classified as held to maturity, and derivative financial instruments be measured at fair value on initial recognition. Subsequent measurement depends on the classification of the instrument. All financial liabilities must be measured at fair value when they are classified as held for trading; otherwise, they are measured at amortized cost. Investments classified as available-for-sale are reported at fair market value (or marked to market) based on quoted market prices with unrealized gains or losses excluded from earnings and reported as other comprehensive income or loss. Investments subject to significant influence are not adjusted to fair value.

The company’s cash balances have been classified as held-for-trading and are recorded at fair value. The company’s cash equivalent balances, which consist of overnight term deposits, have been classified as held-to-maturity and are recorded at amortized cost. The convertible loan receivable (note 3) has been classified as a receivable and recorded at amortized cost.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when the risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value, with changes in fair value recognized in loss (earnings) for the period.

Any derivatives are recorded on the balance sheet at fair value. Mark-to-market adjustments on these instruments are included in loss (earnings) for the period. The company does not have any material derivative financial instruments at December 31, 2007 or 2006.

All other financial instruments have been recorded at amortized cost. Transaction costs incurred to acquire or issue financial instruments are included in the underlying balance.

The adoption of CICA Section 3855 did not impact the consolidated balance sheet of the company as at January 1, 2007.

Comprehensive income

Other comprehensive income is the change in the company’s net assets that results from transactions, events and circumstances from sources other than the company’s shareholders and includes items that would not normally be included in net earnings such as unrealized gains or losses on available-for-sale investments. Other comprehensive income includes the holding gains and losses from available-for-sale securities that are not included in net income (loss) until realized.

Investments classified as available for sale are reported at fair market value (or marked to market) based on quoted market prices with unrealized gains or losses excluded from earnings and reported as other comprehensive income or loss. At December 31, 2007, the company had no investments designated as available for sale.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

The adoption of CICA Section 1530, Comprehensive Income, did not impact the consolidated balance sheet of the company as at January 1, 2007.

Stripping costs

In March 2006, the CICA issued EIC-160, "Stripping Costs Incurred in the Production Phase of a Mining Operation" that is effective for fiscal years beginning on or after July 1, 2006. EIC-160 requires the costs associated with the removal of overburden and other mine waste materials that are incurred in the production phase of mining operations be charged to income in the period in which they are incurred, except when the costs represent betterment to the mineral property. Stripping costs represent betterment to the mineral property when the stripping activity provides access to reserves that will be produced in future periods and that would otherwise not have been accessible without the stripping activity. When stripping costs are deferred in relation to betterment, the costs are amortized to operations over the reserves accessed by the stripping activity using the units of production method. This Abstract has been adopted by the company as of January 1, 2007 and the adoption of this new accounting policy did not impact the consolidated financial statements.

Accounting changes

CICA Handbook Section 1506, "Accounting Changes", establishes standards and new disclosure requirements for the reporting of changes in accounting policies and estimates and the reporting of error corrections. It also clarifies that a change in accounting policy can be made only if it is a requirement under Canadian GAAP or if it provides reliable and more relevant financial statement information. Voluntary changes in accounting policies require retrospective application to prior period financial statements, unless the retrospective effects of the changes are impracticable to determine, in which case the retrospective application may be limited to the assets and liabilities of the earliest period practicable with a corresponding adjustment made to opening retained earnings. This Section is effective for fiscal years beginning on or after January 1, 2007.

Recent Accounting Pronouncements Issued But Not Implemented

On December 1, 2006, the CICA issued three new accounting standards: Handbook Section 1535, "Capital Disclosures", Handbook Section 3862 "Financial Instruments – Disclosures", and Handbook Section 3863, "Financial Instruments – Presentation". These standards are effective for interim and annual consolidated financial statements for the company’s reporting periods beginning on January 1, 2008.

Section 1535 establishes standards for the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements and (iv) if it has not complied, the consequences of such noncompliance.

Sections 3862 and 3863 replace Handbook Section 3861, "Financial Instruments – Disclosure and Presentation", revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

In March 2007, the CICA issued the new Handbook Section 3031, "Inventories", which will replace Section 3030, "Inventories." The new Section mentions that inventories shall be measured at the lower of cost and the net realizable value. It provides guidelines on determining cost, prohibiting going forward the use of the last-in, first-out method (LIFO), and requires the reversal of a previous write-down when the value of inventories increases. The new standard will apply to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

CICA Handbook Section 1400, "General Standards on Financial Statement Presentation", has been amended to include requirements to assess and disclose an entity’s ability to continue as a going concern. The changes are effective for interim and annual financial statements beginning on or after January 1, 2008.

Effective January 1, 2009, Section 3064 replaces Handbook Section 3062, "Goodwill and Intangible Assets" and establishes revised standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. The new standard also provides guidance for the treatment of pre-production and start-up costs and requires that these costs be expensed as incurred.

The company is currently assessing the impact of these new accounting standards on its consolidated financial statements.

3 Mineral properties

Corriente Copper Belt, Ecuador

Under various agreements signed and completed with certain Ecuadorian subsidiaries of BHP Billiton Plc ("BHP Billiton"), the company has earned a 100% interest in BHP Billiton’s mineral properties located in the Rio Zamora copper porphyry district (the Corriente Copper Belt) in Ecuador. This required the issue of shares to BHP Billiton and the expenditure of exploration funds under the terms of these agreements. Additionally, these mineral properties are subject to a 2% Net Smelter Royalty ("NSR") payable to BHP Billiton, though the company has options to reduce the NSR to 1% for the Mirador/Mirador Norte, Panantza and San Carlos mineral properties upon the payment of US$2 million to BHP Billiton for each such option exercised.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

Following is a summary of the company’s deferred mineral property expenditures.

	(1)		(2)	Total

	Mirador/	Panantza/	Other
	Mirador	San Carlos
	Norte

Balance December 31, 2004	19,884,240	3,544,096	1,791,875	25,220,211

Property acquisition	386,955	–	–	386,955

Deferred exploration and development costs	8,412,692	160,627	25,470	8,598,789

Balance December 31, 2005	28,683,887	3,704,723	1,817,345	34,205,955

Property acquisition	2,313,836	59,260	1,588,160	3,961,256

Deferred exploration and development costs	20,417,923	2,478,768	185,158	23,081,849

Balance December 31, 2006	51,415,646	6,242,751	3,590,663	61,249,060

Property acquisition	50,106	25,185	–	75,291

Deferred exploration and development costs – net of tax and recoveries	14,962,299	1,180,939	583,570	16,726,808

Plan of Arrangement – spin-off of gold exploration targets	–	–	(272,474)	(272,474)

Balance December 31, 2007	66,428,051	7,448,875	3,901,759	77,778,685

(1) on January 25, 2007, the company announced that it was extending the Mirador/Mirador Norte Project development timeline as key permits and government agreements had not been received consistent with the accelerated project plan. This decision also resulted in the termination clauses of certain agreements with suppliers of key long lead-time components to the Mirador project to be invoked, for which charges for work incurred of $2,951,000 ($US2,532,000) were accrued at December 31, 2006. The company was able to sell the related partially completed assets to third parties in the first quarter of 2007 for net proceeds of $2,750,257 ($US2,382,000), which was received on April 13, 2007 and reflected as a recovery in mineral properties.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

(2) At December 31, 2007, the balance is comprised of the Dolorosa, La Florida, San Luis, San Marcos, San Miguel and Sutzu copper exploration targets in the Corriente Copper Belt, and expenditures to develop the company’s concentrate shipping port facility in Machala, Ecuador.

Other

In 2003, the company sold the shares of its wholly-owned subsidiaries, Corriente Argentina Inc. (Cayman) and Corriente Argentina S.A. (Argentina), including its 100% interest in the Taca-Taca property in Argentina. Pursuant to the original and subsequently amended sale agreement, the company received a total of US$50,000 and 400,000 equivalent shares of the purchaser. Should the Taca-Taca property achieve commercial production, the purchaser is obligated to pay the company a further US$1,000,000. During the course of 2004 to 2006, the company sold the shares received (note 11 (c)).

Plan of arrangement – spin-off of gold exploration targets

On April 3, 2007, the company announced that its Board of Directors had approved the spin-off of the company’s Caya 36 (Tundayme) and Piedra Liza gold assets into a new company, by means of a Plan of Arrangement (the "Arrangement").

The Arrangement was approved by shareholders at the company’s May 24, 2007 Annual and Special General Meeting and closed on June 18, 2007. Under the Arrangement, which was also approved by the British Columbia Supreme Court, the company’s shareholders received shares of a new private company, Q2 Gold Resources Inc. ("Q2 Gold") which holds the gold assets, on the basis of one (1) Q2 Gold share for every three (3) common shares of Corriente held by them at the close of business on June 15, 2007. The company believes the Arrangement and spin-off is not material to the company, therefore note disclosure on discontinued operations is not being presented.

The Arrangement was accounted for by the company at the time of the transaction by showing a recovery of mineral property costs of $272,474, a reduction of cash of $93,460 and the creation of a Convertible Loan of $365,934.

Advances to Q2 Gold

In connection with the Arrangement and to assist Q2 Gold with its business objectives, Corriente and Q2 Gold entered into a collaterzalized, interest-bearing convertible loan agreement dated April 23, 2007 pursuant to which Corriente agreed to lend Q2 Gold up to $750,000 to be advanced in instalments (the "Loan").

As at December 31, 2007, a total of $460,994 was owed by Q2 Gold to the company, consisting of $436,139 of principal and $24,855 of accrued interest. The Loan principal and unpaid interest are due on the earlier of December 31, 2008 and the first date on which Q2 Gold obtains a prospectus filing receipt with respect to any of its securities in any province of Canada. At any time prior to maturity, Corriente can require Q2 Gold to convert, in whole or in part, the principal amount outstanding and accrued interest of the Loan into Q2 Gold Shares at a conversion price equal to $0.10 per share. Q2 Gold can repay any or all of the outstanding Loan at any time prior to maturity or conversion. The company believes the conversion feature of the Loan is not material, therefore note disclosure on the embedded derivative is not being presented.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

4 Plant and equipment

			2007			2006
		Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net
Computer equipment	$891,032	$477,166	$413,866	$792,580	$262,782	$529,798
Construction barge and related facilities	640,128	28,275	611,853	1,401,529	–	1,401,529
Software fees and licences	406,317	299,588	106,729	–	–	–
Office furniture and equipment	394,684	111,548	283,136	253,473	74,519	178,954
Vehicles	382,724	127,054	255,670	290,950	69,634	221,316
Communications equipment	252,583	60,795	191,788	117,471	18,853	98,618
Field equipment	91,288	40,109	51,179	88,041	27,799	60,242
	$3,058,756	$1,144,535	$1,914,221	$2,944,044	$453,587	$2,490,457

5 Other assets

The following table summarizes information about other assets as at December 31:

	2007	2006

EIA security deposits	$3,278,763	$3,518,971
Insurance proceeds receivable on loss of barge	723,547	–
Advances on mineral property expenditures	258,087	1,414,413

	$4,260,397	$4,933,384

As a requirement of the Ministry of Mines and Petroleum ("MMP", formerly called the Ministry of Energy and Mines) of Ecuador to approve the Mirador project’s Environmental Impact Assessment ("EIA"), the company was required to post a deposit of US$3,019,539 ($2,993,269) in favour of the MMP as security against the company’s obligations under the Mirador EIA. A similar EIA security deposit in favour of the MMP of US$288,000 ($285,494) was required as security against the company’s obligations under the Machala Port EIA.

In November 2007, the company experienced an accidental loss of its construction barge. The company has received confirmation from its insurance company that the insurance claim made will be paid in full to the company in March 2008. The carrying value of the barge has been written down from $1,401,529 to $611,853 as at December 31, 2007. Costs associated with the reconstruction of the barge will be added to the barge’s carrying value after reconstruction is completed. The related shoreline and barge facilities remain intact.

Advances on mineral property expenditures include payments to contractors and suppliers made pursuant to supply agreements prior to the contracted goods and services being provided.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

6 Share capital

a)

Authorized

Unlimited (2006 – 100,000,000) common shares, without par value

b)

Issued

See Consolidated Statements of Changes in Shareholders’ Equity.

On December 29, 2005, the company completed a public offering of 7,605,000 common shares at $3.95 per share pursuant to a short form prospectus dated December 19, 2005 to raise gross proceeds of $30,039,750 before issue costs of $2,186,386.

On May 25, 2006, the company completed a public offering of 19,231,000 common shares at $6.50 per share pursuant to a short form prospectus dated May 18, 2006 to raise gross proceeds of $125,001,500 before issue costs of $7,338,765.

c)

Stock options

The company has in place an incentive stock option plan dated November 1996, last amended April 18, 2006 (the "Option Plan") for directors, officers, employees and consultants to the company and its subsidiaries. The Option Plan provides that the directors of the company may grant options to purchase common shares on terms that the directors may determine, within the limitations of the Option Plan. The number of common shares available for the grant of options under the Option Plan and all other share compensation arrangements of the company is set at a rolling maximum number that shall not be greater than 10% of the company’s current outstanding share capital at any given time. The exercise price of each option cannot be lower than the closing market price of the shares on the trading day immediately prior to the date of grant of the option. As at December 31, 2007, options to purchase a total of 2,702,500 (2006 – 2,435,000; 2005 – 2,855,000) shares were outstanding, 1,322,966 (2006 – 1,208,436; 2005 – 2,855,000) of which were vested.

Effective February 1, 2006, stock options granted have the following vesting provisions:

  Options granted to executive officers, directors and other head office personnel vest on the basis of 1/16th of the total each quarter (from grant date), with such vesting being accelerated based on a change in control of Corriente or the attainment of clearly identified milestones, as determined by the company’s Directors.

  Options granted to subsidiary personnel vest on a cumulative basis of 50% of the total granted after 12 months from the grant date, 75% of the total granted after 18 months from the grant date and 100% of the total granted after 24 months from grant date, with such vesting being accelerated based on a change in control of Corriente, as determined by the company’s Directors.

For the year ended December 31, 2007, the estimated fair value of the granted options which vested during the year totalled $1,829,296 (2006 – $1,192,942; 2005 - $1,224,274), of which $699,251 (2006 – $567,734; 2005 – $1,224,274) is included in management fees, wages, benefits & stock-based compensation and $1,130,045 (2006 – $625,208; 2005 – $Nil) is included in mineral properties.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

Non-cash stock-based compensation expense for options is determined based on estimated fair values of the options at the time of grant, the cost of which is recognized over the vesting period, which ranges from two years to four years, of the respective options and grants. The fair value of the stock options is estimated using the Black-Scholes Option Pricing Model with the following assumptions:

	2007	2006	2005
Risk-free interest rate	3.95–4.66%	3.87–4.16%	2.95–3.19%
Expected dividend yield	-	-	-
Expected stock price volatility	60 –62%	62 –67%	68 –71%
Expected option life in years	3	3	3

Option pricing models require the input of highly subjective assumptions including expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

The estimated fair value assigned to the stock options exercised during the years ended December 31, 2007, 2006 and 2005 was recorded to share capital and the estimated fair value assigned to the stock options that expired or were forfeited during the years ended December 31, 2007 and 2006 was recorded to contributed surplus. The estimated fair value assigned to the stock options that were both vested and forfeited during the years ended December 31, 2007, 2006 and 2005 were included in management fees, wages, benefits & stock-based compensation or mineral properties.

The following table summarizes information about options granted during the twelve months ended December 31, 2007:

		Number of	Exercise Price
Expiry dates	Optionees	options	$
January 1, 2012	Executive officers	290,000	4.10
June 1, 2012	Directors	125,000	3.66
July 12, 2012	Employees	447,500	4.90
Total granted		862,500

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

A summary of changes to stock options outstanding and exercisable is as follows:

		2007		2006		2005
		Weighted	Weighted			Weighted
		average		average		average
	Number of	exercise	Number of	exercise	Number of	exercise
	options	price	options	price	options	price

Options outstanding – beginning of year	2,435,000	$4.05	2,855,000	$1.89	2,390,000	$1.46
Granted	862,500	4.45	1,375,000	5.05	940,000	2.49
Exercised	(175,000)	3.38	(1,770,000)	1.33	(475,000)	0.92
Expired	(175,000)	3.32	–	–	–	–
Forfeited/cancelled	(245,000)	4.91	(25,000)	5.35	–	–
Options outstanding – end of year	2,702,500	$4.19	2,435,000	$4.05	2,855,000	$1.89

Options outstanding and vested – end of year	1,322,966	$3.60	1,208,436	$3.05	2,855,000	$1.89

The following table summarizes information about stock options outstanding and exercisable at December 31, 2007:

		Outstanding				Exercisable
		Number of		Weighted	Number of		Weighted
		options	Weighted	average	options	Weighted	average
Year	Range of	outstanding	average	remaining	exercisable	average	remaining
of	exercise	at	exercise	contractual	at	exercise	contractual
Grant	prices	December	price	life (years)	December	price	life (years)
		31, 2007			31, 2007
2005	$ 2.15 – 2.99	735,000	$2.55	0.6	735,000	$2.55	0.6
2006	4.50 – 5.50	1,120,000	5.07	3.4	514,686	5.04	3.4
2007	3.66 – 4.90	847,500	4.44	4.3	73,280	4.04	4.1
		2,702,500	$4.19	2.9	1,322,966	$3.60	1.9

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

7 Related party transactions and balances

Included in management fees and interest income are $60,000 (2006 – $Nil; 2005 – $Nil) and $24,855 (2006 – $Nil; 2005 – $Nil), respectively, for the year ended December 31, 2007 in respect of administrative services provided by Corriente to Q2 Gold, which has a common Board of Directors and common Officers.

The foregoing related party transactions are recorded at the exchange amount which is the amount of consideration paid or received as established and agreed to between the parties.

At December 31, 2007, a convertible loan in the amount of $460,994 (2006 – $Nil) was due from Q2 Gold.

8 Income taxes

The reconciliation of income taxes attributable to continuing operations computed at statutory rates to the income tax expense/(recovery) is as follows:

	2007	2006	2005

Canadian statutory tax rates	34.12%	34.12%	34.12%

Income tax expense / (recovery) computed at Canadian statutory rates	$(5,122,085)	478,713	(1,141,020)
Difference in foreign tax rates	509,582	(113,278)	(438,922)
Permanent differences	239,756	197,838	420,027
Non-taxable portion of capital gains	2,613,752	–	–
Change in valuation allowance	(346,188)	1,478,665	963,386
Items deductible for tax not recognized in earnings	–	(2,503,987)	(745,995)
Impact of change in tax rates applied to opening future tax assets	1,024,405	–	–
Expired tax losses	255,758	–	–
Differences in prior year tax returns filed	825,020	462,049	942,524

Income tax expense (recovery)	$–	–	–

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

The significant components of the company’s future income tax assets and liabilities are as follows:

	2007	2006	2005

Future income tax assets
Losses carried forward	$1,665,797	$2,244,769	$2,348,685
Mineral properties	1,282,933	2,529,734	2,730,220
Share issuance costs	1,638,309	2,506,445	726,515
Plant and equipment and other	2,425,563	77,842	74,705
	7,012,602	7,358,790	5,880,125
Valuation allowance	(7,012,602)	(7,358,790)	(5,880,125)
	$–	$–	–

At December 31, 2007, the company has Canadian losses for tax purposes of approximately $5.8 million which expire on various dates to 2027.

9 Segmented information

The company operates within a single operating segment, which is the exploration and development of copper-gold mineral properties. The company’s mineral property interests are in Ecuador, South America, as set out in note 3.

Geographic segmentation of the company’s assets is as follows:

	2007			2006
	Canada	Ecuador	Total	Canada	Ecuador	Total

Cash and cash equivalents	$ 93,028,030	$ 244,052 $	93,272,082	$126,295,568	$ 815,111	$127,110,679
Accounts receivable and prepayments	338,859	–	338,859	213,856	–	213,856
Convertible loan	460,994	–	460,994
Mineral properties	–	77,778,685	77,778,685	–	61,249,060	61,249,060
Plant and equipment	122,528	1,791,693	1,914,221	73,142	2,417,315	2,490,457
Other assets	–	4,260,397	4,260,397	–	4,933,384	4,933,384
	$ 93,950,411	$ 84,074,827	$ 178,025,238	$126,582,566	$ 69,414,870	$195,997,436

With the exception of severance costs in relation to restructuring of $1,256,626 (2006 – $Nil; 2005 – $Nil) and general exploration costs of $Nil (2006 – $37,034; 2005 – $Nil) incurred by the company’s Ecuador operations, the consolidated statements of loss for the years ended December 31, 2007, 2006 and 2005 reflect the Canadian operations.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

10 Supplemental cash flow information

Cash and cash equivalents at December 31 comprise the following:

	2007	2006
Cash on hand and balances with banks	$334,770	$1,778,235
Short-term investments, with maturity dates less than 90 days at acquisition	92,937,312	125,332,444
	$93,272,082	$127,110,679

At December 31, 2007, the company’s short-term investments are invested in overnight bank deposits with R1-High investment ratings (DBRS) that are easily liquidated, as they mature daily. The company has no investments in asset-backed commercial paper.

During the years ended December 31, 2007, 2006 and 2005, the company conducted non-cash operating, investing and financing activities as follows:

	2007	2006	2005
Depreciation included in mineral properties	$710,299	$152,455	$54,658
Loss on disposal of plant and equipment capitalized to mineral properties	$40,247	$33,897	$86,038
Insurance claim related to plant and equipment	$(723,547)	$–	$–
Stock-based compensation included in mineral properties	$1,130,045	$625,208	$–
Change in other assets and accounts payable and accrued liabilities relating to mineral properties	$(3,636,023)	$4,678,479	$202,303
Change (decrease) in accounts payable and accrued liabilities relating to plant and equipment	$(1,271,185)	$547,638	$–
Recovery of mineral property costs from the Arrangement	$(272,474)	$–	$–
Marketable securities received from sale of subsidiary company	$–	$–	$1,882,000

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

11 Financial instruments

(a)

Fair Values

Canadian GAAP requires that the company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the balance sheet date, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Cash balances are recorded at fair value and cash equivalents, which consist of overnight term deposits, are carried at amortized cost, which approximates fair value. The carrying amounts for accounts receivable, convertible loan, accounts payable relating to mineral properties, accounts payable relating to plant and equipment and other accounts payable and accrued liabilities on the balance sheet approximate fair value because of the short-term nature of these instruments. Management believes the carrying value of the EIA security deposits and insurance claim receivable (note 5) approximate fair value due to their short-term nature.

The company does not have any material derivative financial instruments at December 31, 2007 or 2006.

(b)

Currency Risk

As at December 31, 2007, the company’s expenditures are predominantly in U.S. dollars and any future equity raised is expected to be predominantly in Canadian dollars. The company conducts the majority of its business in Ecuador, which uses the U.S. dollar as its primary economic currency. Future project development expenditures are expected to be paid in U.S. dollars.

As such, the company is subject to risk due to fluctuations in the exchange rates for the U.S. and Canadian dollar. The company has a practice of not entering into foreign currency hedging. Beginning in 2007, the company began maintaining balances in Canadian and U.S. dollars in a proportion related to the magnitude of future mineral property, plant and equipment, and administrative expenditures, and the jurisdictions in which they will likely be made.

A breakdown by currency of the company’s cash and cash equivalents, at year-end was as follows:

		2007		2006
Canadian dollar		$15,210,692		$125,063,312
U.S. dollar	US$	78,746,484	US$	1,756,794
December 31 closing exchange rate (Cdn$ to US$)		0.9913		1.1654

(c)

Other

The company held no marketable securities during 2007. During 2006, the company sold all of its remaining marketable securities for net proceeds of $336,253 (2005 - $2,339,123), realizing a gain of $336,253 (2005 - loss of $96,877).

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

12 Reconciliation to U.S. Generally Accepted Accounting Principles ("GAAP")

The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from those applicable in the United States ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission ("SEC"). Significant measurement differences that materially affect the company’s consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 are as follows:

a)

Mineral exploration expenditures

As described in note 2, Canadian GAAP allows for the deferral of mineral exploration expenditures. Under U.S. GAAP, the company capitalizes acquisition costs and expenses exploration costs as incurred for unproven mineral properties. When proven and probable reserves are determined for a property and a positive feasibility study has been prepared, subsequent development costs of the property would be capitalized.

During the year ended December 31, 2007, mineral exploration expenditures under Canadian GAAP of $272,474 were transferred to Q2 Gold in exchange for a convertible loan receivable recorded by the company on completion of the Arrangement described in note 3. For U.S. GAAP purposes, the mineral exploration expenditures transferred to Q2 Gold were previously expensed and the company therefore recognized a recovery of mineral exploration expenditures during the year ended December 31, 2007 of $272,474.

b)

Available-for-sale securities

Prior to the adoption of CICA Sections 3855 and 1530 on January 1, 2007, marketable securities under Canadian GAAP were carried at the lower of cost and quoted market value. Under U.S. GAAP, these investments would be categorized as available-for-sale securities carried at fair value with unrealized gains and losses temporarily recorded in a separate component of shareholders’ equity until the investment was sold, abandoned or impaired. Effective January 1, 2007, this difference in accounting treatment has been eliminated due to the company’s adoption of CICA Section 3855 and CICA Section 1530.

c)

Uncertainty in Income Taxes

Effective January 1, 2007, the company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 prescribes a recognition and measurement model for tax positions taken or expected to be taken in a tax return, and provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 had no impact on the company’s consolidated financial statements.

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

Had the company followed U.S. GAAP, certain items in the financial statements would have been reported as follows:

Statements of Loss and Deficit

	Years ended December 31,
	2007	2006	2005
Loss (income) under Canadian GAAP	15,011,973	$(1,403,028)	$3,344,139
Adjustment to reconcile to U.S. GAAP:
Mineral exploration costs (a)	14,866,174	24,670,009	8,598,789
Loss under U.S. GAAP	29,878,147	23,266,981	11,942,928
Change in unrealized gain on available-for-sale securities (b)	–	–	41,000
Comprehensive loss under U.S. GAAP	29,878,147	$23,266,981	$11,983,928
Basic and diluted loss per share under U.S. GAAP	0.40	$0.35	$0.26
Weighted average number of shares outstanding	74,844,105	66,603,215	45,825,859

Balance Sheets
	December 31,	December 31,
Total assets under Canadian GAAP	$178,025,238	$195,997,436
Adjustment to reconcile to U.S. GAAP:
Mineral exploration costs (a)	(67,690,426)	(52,824,252)
Total assets under U.S. GAAP	$110,334,812	$143,173,184

Shareholders’ equity under Canadian GAAP	$176,146,742	$188,737,419
Adjustment to reconcile to U.S. GAAP:
Mineral exploration costs (a)	(67,690,426)	(52,824,252)
Total shareholders’ equity under U.S. GAAP	$108,456,316	$135,913,167

Statements of Cash Flows
	Years ended December 31
	2007	2006	2005
Cash from (applied to) operating activities under Canadian GAAP	(14,123,131)	$1,270,933	$(1,157,820)
Adjustment to reconcile to U.S. GAAP:
Mineral exploration costs (a)	(16,881,376)	(19,179,970)	(8,255,790)
Cash from (applied to) operating activities under U.S. GAAP	(31,004,507)	$(17,909,037)	$(9,413,610)

Cash from (applied to) investing activities under Canadian GAAP	(20,307,466)	$(26,618,629)	$(7,492,931)
Adjustment to reconcile to U.S. GAAP:
Mineral exploration costs (a)	16,881,376	19,179,970	8,255,790
Cash from (applied to) investing activities under U.S. GAAP	(3,426,090)	$(7,438,659)	$762,859

Corriente Resources Inc.
(a development stage enterprise)
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(expressed in Canadian dollars)

13 Recent Accounting Pronouncements

a)

Recent Canadian Accounting Pronouncements

i)

International Financial Reporting Standards ("IFRS")

In January 2006, the CICA Accounting Standards Board ("AcSB") published a new strategic plan for the direction of accounting standards in Canada and the expected convergence with IFRS by the end of 2011. On February 13, 2008, the AcSB confirmed 2011 as the official changeover date for publicly listed Canadian companies to start using IFRS. The transition will affect interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The impact of the transition to IFRS on the company's consolidated financial statements has not yet been determined.

b)

Recent U.S. Accounting Pronouncements

i)

SFAS No. 157 - Fair Value Measurements ("SFAS 157")

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable to the company beginning in the first quarter of 2008. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year or an interim period within that fiscal year. Prospective application is required for the company. The company is currently evaluating the impact of FAS 157.

ii)

SFAS No. 159 - The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159")

SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS 159 apply only to entities that elect the fair value option. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is analyzing the requirements of this new standard and believes that its adoption will not have any significant impact on the company's financial statements.

iii)

SFAS No. 141R, Business Combinations ("SFAS 141R")

In November 2007, the FASB issued SFAS 141R which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008. Management is analyzing the requirements of this new standard and believes that its adoption will not have an impact on the company's financial statements.

iv)

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements ("SFAS 160")

In November 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 will be applied prospectively. Management is currently evaluating the requirements of FAS No. 160 and believes that its adoption will not have any impact on the company's financial statements.